Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the first half of 2007.

Operations during the first six months of the year produced net income of $2,244,000 or $1.56 per share. This compares to income of $2,205,000 for the same period a year ago, an increase of 1.77%. Return on Average Assets (ROAA) for the six month period ended June 30, 2007 was 1.23% and Return on Average Equity (ROAE) was 11.96%. This compares to ROAA of 1.32% for the first six months of 2006 and ROAE of 12.78% for the same period.

Assets have increased 5.53% since December 31, 2006 and at June 30, 2007 totaled $377,086,000. The balance of shareholders’ equity at June 30, 2007 was $38,569,000.

Income for the second quarter of 2007 was $1,123,000 compared to income of $1,201,000 for the same quarter in 2006, a decline of 6.49%.  ROAA for the quarter was 1.21% and ROAE was 11.78%. Second quarter 2006 income was increased by a non-recurring gain of $155,000 related to an insurance settlement.

During the quarter, Highlands paid dividends to its shareholders of 25 cents per share.

Commenting on the results, Butch Porter, President and Chief Executive Officer stated, “I’m pleased to announce that our year-to-date results are greater than those produced a year ago. Considering the impact of non-recurring income on the 2006 figures, it is a testament to the hard work of the employees within the Highlands organization that we have posted an increase in income.

Porter continued, “During the year we’ve seen our asset base increase as both loans and deposits, the core of operations for any community bank like ourselves, continue to grow. This has had the positive impact of allowing growth in net interest income to outpace increases in operational expenses.”

Highlands Bankshares, Inc. is a bank holding company operating eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.